UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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RANGE RESOURCES CORPORATION

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Explanatory Note

Below is the body of a letter sent to certain stockholders on or around May 5, 2017. The information below supplements the information set forth on pages 33-62 in our definitive proxy statement (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on April 7, 2017, for our 2017 Annual Meeting of Stockholders, to be held on May 17, 2017. This letter and the Proxy Statement can be found on our website at www.rangeresources.com.

AN IMPORTANT REMINDER TO SUBMIT YOUR PROXY TO VOTE AT OUR ANNUAL MEETING OF STOCKHOLDERS ON MAY 17, 2017

Range Resources Corporation’s Independent Directors and Compensation Committee Urge Stockholders to Vote FOR Our Say on Pay Proposal

May 5, 2017

Dear Fellow Stockholder:

In connection with our 2017 Annual Meeting of Stockholders to be held on May 17, 2017, we are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all proposals in our 2017 Proxy Statement. In particular, we ask you to consider the strong pay-for-performance alignment of our executive compensation program and to vote FOR our Say on Pay proposal (Proposal 2).

In order to provide you with additional context beyond our proxy statement and Compensation Discussion and Analysis, we are writing to you to highlight key points as you consider your vote on our Say on Pay proposal.

The Board of Directors unanimously believes that our compensation program, described comprehensively in the “Compensation Discussion and Analysis” section of our 2017 Proxy Statement, is appropriately designed, competitive with market practices and aligned with stockholder value creation.

Our executive compensation program (1) incorporates multi-year vesting of equity and substantial stock ownership requirements to ensure long-term stockholder alignment; (2) relies heavily on incentive-based compensation (89% of CEO pay is at-risk) with challenging performance targets that are continuously reassessed in light of changing industry dynamics; and (3) is competitive with market practice in a manner that enables us to attract and retain top industry talent and reward them appropriately.

Additionally, in connection with your voting decision, we would like to highlight the following points:

1.	Following extensive engagement and investor feedback regarding our executive compensation program, the Compensation Committee responded by incorporating absolute measures into the long term incentive program.

In 2016, the Company adopted a policy that will provide for at least one opportunity, on an annual basis, for at least five of the then ten largest holders (based on beneficial ownership of common stock) to meet with either the lead independent director or, in the alternative, two or more independent directors, for the purpose of encouraging stockholder feedback to the Board. As a result, we expect that our engagement efforts will continue to yield important insights in the coming years and continue to enhance our governance and executive compensation programs.

Following our 2016 Annual Meeting, at which our stockholders strongly indicated support for our executive compensation practices, we engaged with a number of our large shareholders to listen to their feedback. Our Board and Compensation Committee responded to investor feedback regarding our executive compensation program by adding a component of performance-based equity that is based on beating fixed three-year targets of reserves growth and production growth per share. We also amended the annual incentive plan to include another absolute target, drilling rate of return, while removing the absolute stock price performance metric.

2.	The adjustment to our CEO’s bonus target was appropriate to ensure that the target annual incentive opportunity remains competitive with the market median.

In reviewing the competitiveness of the Company’s executive compensation program, for several years the Committee’s independent consultant provided data which showed that the annual cash bonus target for our executives was well below peers. Accordingly, in 2015, the Committee increased those targets to be more competitive with the peer group. At that time, the CEO’s annual cash bonus target was increased to 120% of base salary. The following table summarizes our CEO’s annual incentive opportunity as of FY 2016 and before FY 2016 relative to our peer group:

Range Resources STI Target as of FY16	120% of base salary
Range Resources STI Target pre-FY16	100% of base salary
Peer Group Median STI Target	120% of base salary

For reference, base salaries for our Senior Executives are targeted at the 50th percentile of the Peer Group adjusted for certain factors. Thus, assuming that each CEO in our peer group achieves the target level of performance, our CEO’s annual cash bonus payout should be at or near the median, which is also consistent with Range’s market capitalization relative to our peers.

3.	Our 2016 EBITDAX target remains sufficiently rigorous, and was an appropriate response to commodity cycle dynamics, particularly when viewed in conjunction with the more stringent F&D costs target.

In reading our 2017 Proxy Statement, stockholders may notice that our annual EBITDAX and F&D targets are “below” the level of achievement of the prior year. It is important to understand that the Committee reviewed and determined these lower targets were sufficiently rigorous in the current commodity price environment. The Compensation Committee sets the EBITDAX and F&D cost targets annually based on the business plan for the Company, which reflects, among other things, industry conditions. Over the years, the Company’s plan has changed as the capital budget has been adjusted in response to changing commodity prices. Additionally, for many years, the Company has been disposing of non-core assets to fund the longer-term development of its core assets, and those asset sales have resulted in sales of producing properties with corresponding losses in revenue from the properties sold. As the chart and table below indicate, our annual EBITDAX target is appropriately sensitive to movements in the price of natural gas.

	2013	2014	2015	2016	2017
EBITDAX Target (in millions)	$1,112	$1,326	$900	$671	$1,216
Finding & Development Costs Target ($ per mcfe)	1.90	1.50	1.25	0.90	0.80

Additionally, as indicated in the table above, our F&D targets have been declining over the past five years, indicating that the Compensation Committee is incentivizing the Company’s management team to become increasingly economically efficient in developing oil and gas reserves. F&D cost control is a commonly-used measure of performance for any commodity business, and strong achievement relative to this metric is critical for long-term value creation.

In setting the 2016 EBITDAX and F&D targets, the Compensation Committee took into account our business plan, just as it did in substantially increasing the EDITDAX target for 2017, which was increased, in part, to address the growth of the Company resulting from the 2016 merger. The Compensation Committee sets rigorous targets based on changing industry conditions and our strategic plan, and we believe that our stockholders ultimately benefit from this approach, which recognizes the inherently cyclical nature of the business while simultaneously encouraging consistent improvements in overall economic efficiency.

4.	The Compensation Committee strives to incorporate relative performance metrics into incentive compensation programs and references peer performance in setting targets in order to account for the effects of commodity prices.

In designing the Company’s executive compensation plans, the Compensation Committee aims to produce an appropriate level of balance between measures that are impacted by commodity prices (e.g., EBITDAX), and measures that are not impacted by commodity prices (e.g., F&D costs and growth in reserves). The Compensation Committee recognizes that commodity prices, over which the Company and its executive management have no control, can heavily impact operating results as well as stock price performance and thus affect payouts under our incentive plans. To account for this environment, and to limit the possibility that executives receive above-target incentive compensation due to commodity price recovery rather than performance, the Committee has introduced performance metrics that compare the Company to its peers on a relative basis.

Our Performance Shares payouts are determined largely by relative three-year Total Shareholder Return, which carries a 75% weighting. Under this metric, a TSR ranking of #1 in our peer group will result in a maximum payout (150%), while performance at the median will yield payout at the target level (100%). Payout at the target level for performance at the median is consistent with the practice of the majority of the companies in our 2017 Peer Group, and it is also worth noting that the majority of the Company’s peers have a maximum payout of 200% of target, rather than our current maximum of 150% of target.

Additionally, when setting targets for F&D costs and other metrics under our Annual Incentive Plan, the Compensation Committee references costs achieved by the Company’s competitors during the prior year, rather than relying on our own performance as the sole reference point. This approach ensures that targets are appropriately challenging and incentivize true out-performance relative to our peers, rather than simply the clearing of internally-developed hurdles. And while our 2016 EBITDAX target was set at a lower level than the 2015 target, it is important to note that this target represents best-in-class performance relative to our direct competitors.

5.	Summary

We firmly believe that we have a rigorous executive compensation program that creates a strong alignment of both long and short-term goals with the creation of stockholder value. We recognize that as a result of the dramatic decreases in the price of natural gas, the primary commodity the Company produces, that it has been a challenging time for our Company and our fellow stockholders, but we ask you to consider the foregoing context regarding compensation program and to vote FOR our Say on Pay proposal (Proposal 2) at our upcoming annual meeting.

If you have any questions, or need assistance in submitting your proxy to vote your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Thank you for your support.

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